Exhibit 10.1

FIRST AMENDMENT
TO THE EMPLOYMENT CONTRACT
BETWEEN TRIPLE-S MANAGEMENT CORPORATION AND
RAMON M. RUIZ-COMAS

This Amendment (this “Amendment”) is entered into between Triple-S Management Corporation, a Commonwealth of Puerto Rico corporation (together with its successors, subsidiaries and affiliates, the “Company”), and Ramón M. Ruiz-Comas (the “Executive”) under the following circumstances.

WHEREAS, the Company and the Executive entered into that certain Employment Contract dated March 4, 2010, to be effective as of January 1, 2010 (the “Contract”); and

WHEREAS, the Company and the Executive have agreed to amend the Contract effective January 1, 2013, in accordance with Articles 12 and 25 thereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. The introductory paragraph of Article 12 is amended to read in its entirety as follows:

“This Contract shall be effective as of January 1, 2013 and shall end on December 31, 2015, subject to earlier termination as provided in this Contract.”

2. Article 12 is amended by replacing “December 31, 2012” with “December 31, 2015” in the fourth sentence of the second paragraph of the section.

3. The last paragraph in Article 12 is amended to read in its entirety as follows:

“Upon the expiration of this Contract or discontinuation of the negotiations described above, the CEO will also have the right to payment of the deferred compensation under Article 8, all vested amounts under TSM’s pension plan, the no competition compensation provided in Article 18 and the compensation described in the second paragraph of Article 13 related to vesting of equity and other awards under the Triple-S Management Corporation 2007 Incentive Plan. Any and all amounts payable and benefits provided pursuant to this Article other than vested amounts under TSM’s pension plan and deferred compensation shall only be payable after the CEO has executed, delivered to TSM and not revoked within any applicable revocation period, a waiver and general release of claims against TSM and its affiliates in a form satisfactory to TSM (a “Release”).”

4. The last sentence in the introductory paragraph of Article 13 is amended to read in its entirety as follows:

“In such event of termination, the only obligations of TSM under this Contract will be to (provided, with respect to payment of any sums due under items c. and d. of this paragraph, the CEO has executed, delivered to TSM and not revoked within any applicable revocation period, a Release):”

5. Clause b. of Article 13 is amended to read in its entirety as follows:

“b. extend to the CEO the Fringe Benefits for the remainder of the term of this Contract or one year, whichever is longer; provided, that the Fringe Benefits shall not be payable in a lump sum and TSM’s obligation to pay such Fringe Benefits will cease as soon as the CEO obtains employment with a comparable benefit;”

6. A new paragraph is hereby added at the end of Article 13 to provide as follows:

“In addition, as of the date of the CEO’s termination Without Cause (i) all Options and SARs of the CEO shall become fully and immediately exercisable and (ii) all Restricted Stock and Restricted Stock Units shall become fully vested and non-forfeitable and forthwith be delivered to the CEO if not previously delivered, and (iii) the percentage of any Performance Awards that would have been earned at the end of any given Performance Period based on actual results in accordance with the corresponding Award Agreement had the CEO’s employment not terminated shall vest pro-rata (i.e., based on a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Performance Period to the date of the CEO’s termination of employment, and the denominator of which is the number of months in the Performance Period). Delivery of any such Restricted Stock Units within fifteen (15) days following the date of the expiration of any revocation period contained in the Release (or such other period provided by law) and payment of the value of any Performance Award shall be made within two and one-half months after the end of calendar year during which such award becomes vested. For purposes of this Contract, the terms “Options,” “SARs,” “Restricted Stock,” “Restricted Stock Units,” “Performance Award,” “Performance Period” and “Award Agreements” shall have the meanings given to them in the Triple-S Management Corporation 2007 Incentive Plan.”

7. The title to Article 17 is amended to read “TSM Personnel; Non-disparagement” and Article 17 is further amended by adding a second paragraph to read in its entirety as follows:

“Following the employment period, the CEO shall not at any time make any public derogatory comment concerning TSM or its affiliates or anyone whom the CEO knows to be a current or former director, officer, stockholder or employee of TSM or its subsidiaries. Following the employment period, TSM shall not at any time make any public derogatory comment concerning the CEO. Notwithstanding the foregoing, nothing in this Article 17 shall prohibit any person from (i) responding publicly to incorrect, disparaging or derogatory public statements about TSM or the CEO relating to his employment with TSM, (y) providing truthful testimony in any judicial or administrative matter, or (z) making truthful statements required by law, by any regulatory authority or organization, or in connection with any public filing required by the U.S. Securities and Exchange Commission or any other regulatory authority.”

8. A new paragraph is hereby added at the end of clause a. of Article 21 to provide as follows:

“No benefits, other than vested amounts under TSM’s pension plan and deferred compensation, resulting from a Change of Control shall be paid under this Contract until the CEO has executed a Release and the period within which the CEO may revoke his Release has expired without revocation.”

9. Section 29 is hereby added to the Contract to provide as follows:

“29. No Duplication. In no event shall the CEO be entitled to duplicate payments or benefits pursuant to different provisions of this Contract, the terms of any other plan, program or arrangement of TSM or its affiliates, or applicable law. For the avoidance of doubt, any compensation paid to the CEO under Article 13 or Article 21 of this Contract will be included in the computation of any amounts required to be paid to the CEO under Act No. 80 of May 30, 1976, as amended, or any successor Puerto Rico law.”

10. Section 30 is hereby added to the Contract to provide as follows:

“30. Recoupment Policy. The CEO agrees that all payments or benefits under different provisions of this Contract are subject to TSM’s Incentive Compensation Recoupment Policy, as such policy may be amended from time to time.”

11. Exhibit A to the Contract is hereby amended and replaced with Exhibit A hereto.

12. Except as otherwise amended herein, the Contract shall remain unchanged and continue in full force and effect as so amended.

13. This Amendment shall be governed by and construed in accordance with its express terms and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Contract as of November 5, 2012.

TRIPLE-S MANAGEMENT CORPORATION
By:	/s/ Luis A. Clavell Rodríguez

Name:	Luis A. Clavell Rodríguez
Title:	Chairman of the Board
EXECUTIVE
/s/ Ramón M. Ruiz-Comas

Ramón M. Ruiz-Comas

EXHIBIT A

TO EMPLOYMENT CONTRACT
dated March 4, 2010, as amended by a First Amendment dated November 5, 2012, between
Triple-S Management Corporation
and Ramón M. Ruiz Comas

1) Base Salary: $740,000

2) Fringe Benefits:

•	Family health insurance

•	Long term disability insurance

•	Life insurance